EXHIBIT 10.9

AMENDMENT NUMBER 1
OCCIDENTAL PETROLEUM CORPORATION
MODIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Occidental Petroleum Corporation (the “Corporation”) maintains the Occidental Petroleum Corporation Modified Deferred Compensation Plan (the “MDCP”) for the purpose of providing a tax-deferred opportunity for key management and highly compensated employees of the Corporation and its affiliates to accumulate additional retirement income through deferrals of cash compensation;

WHEREAS, the Corporation maintains the Occidental Petroleum Corporation Savings Plan (the “Savings Plan”);

WHEREAS, the MDCP provides for a Savings Plan Restoration Contribution to the MDCP of an amount equal to the contribution that would have been made to the Savings Plan but for a reduction in the participant’s Base Salary due to a deferral under the MDCP;

WHEREAS, effective January 1, 2007, the Savings Plan was amended to permit an Annual Bonus (as defined therein) to be included in the definition of Compensation for purposes of determining the amount of the employee’s matching contribution under the Savings Plan;

WHEREAS, it is desirable to amend the MDCP to include in the Savings Plan Restoration Contribution an amount equal to the contribution that would have been made to the Savings Plan but for a reduction in the participant’s Annual Bonus due to a deferral under the MDCP.

NOW, THEREFORE, effective January 1, 2007, the MDCP is amended as follows:

ARTICLE IV
PARTICIPANTS

Section 4.6(a) is amended in its entirety to read as follows:

(a) “General Rule . For each Plan Year, the Company shall credit to the Savings Plan Restoration Account of any Participant, an amount equal to the amount by which the contribution that would otherwise have been made by the Company on behalf of the Participant to the Savings Plan for such Plan Year is reduced by reason of the reduction in the Participant’s Base Salary for such Plan Year and/or the Participant’s Annual Bonus (as defined in the Savings Plan) paid in such Plan Year because of deferrals under this Plan. The Savings Plan Restoration Contribution shall be credited to the Savings Plan Restoration Account of each Participant for each Plan Year at the same time as the Company contribution for such Plan Year is made to the Savings Plan. A Participant’s interest in any credit to his Savings Plan Restoration

Account and earnings thereon shall vest at the same rate and at the same time as would have been the case had such contribution been made to the Savings Plan. Notwithstanding anything contained herein to the contrary, if, upon a Participant’s termination of employment, the Participant has not or does not become 100% vested in his Savings Plan Restoration Account, the unvested portion of his Savings Plan Restoration Account shall be forfeited prior to the determination of the amount of any benefits under Sections 5.1, 5.5, or 5.6.”

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this amendment this 15th day of February, 2007.

OCCIDENTAL PETROLEUM CORPORATION
By:	/s/ RICHARD W. HALLOCK
Richard W. Hallock Executive Vice-President, Human Resources

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